Exhibit 10.8

January 30, 2014

Dear Shachar,

This letter confirms and restates the terms of your employment with Coupons.com Incorporated (“Coupons.com” or the “Company”) as our Senior Vice President of Sales in effect as of the date of this letter (the “Offer Letter”). This position reports to Steven Boal and your compensation package includes the following:

1.

A total annualized base salary of $250,000.00, paid on a semi-monthly basis, less all applicable withholding and deductions. Currently, the Company’s salary payroll dates are the 15th and the last working day of each month.

2.	You are eligible to earn incentive compensation per quarter in accordance with the Company’s Sales Incentive Compensation Plan. All incentive payments will be subject Company policies and the terms and conditions of the current Sales Incentive Compensation Plan, and will be paid to you in accordance with the Company’s standard payroll procedures and incentive payment practices, subject to applicable withholding and deductions. In the event of any conflict between this paragraph and Section 2 of the Sales Incentive Compensation Plan, the terms set forth in this paragraph shall prevail.

3.	A benefits package (subject to eligibility) which includes medical, dental, and vision coverage. You may also be eligible to participate in Coupons.com’s 401(k) plan, which currently includes a company match of up to $6,000.00 annually.

4.	Additional Offer Terms. If your employment is terminated without Cause, then, subject to the Release and Payment Timing Conditions set forth below, you will be entitled to receive as separation pay an amount equal to your then-current annual base salary (the “Separation Pay”), as follows:

a.	Involuntary Separation Pay Amount. To the extent of the maximum portion of the Separation Pay that qualifies as of the date of your employment termination as separation pay due to involuntary separation not providing for a deferral of compensation in accordance with Treasury Regulation Section 1.409A-1(b)(9)(iii) (the “Involuntary Separation Pay Amount”), you will be entitled to receive the Involuntary Separation Pay Amount, at the Company’s option, either in a lump sum payment or in equal installments (based on the company’s normal payroll schedule) over a period of up to twelve (12) months; and

b.	Excess Separation Pay Amount. To the extent of the portion of the Separation Pay, if any, that exceeds the Involuntary Separation Pay Amount (the “Excess Separation Pay Amount”), you will be entitled to receive the Excess Separation Pay Amount in equal installments (based on the company’s normal payroll schedule) over a period of twelve (12) months.

c.

Release and Payment Timing Conditions. Your entitlement to the Involuntary Separation Pay Amount and the Excess Separation Pay Amount, if any, requires that on or before the sixtieth (60th) day following the date of the termination of your employment without Cause you have signed a full general release in a form prepared by or otherwise acceptable to Company, releasing all claims, known or unknown, that you may have against Company and its officers, directors, employees and affiliated companies, arising out of or in any way related to your employment or termination of employment with Company and the period for revocation, if any, of such release has lapsed without the release having been revoked (the “Release Condition”). Subject to your satisfaction of the Release Condition, the Company will pay the Involuntary Separation Pay Amount and the Excess Separation Pay Amount, if any, in a lump sum or in installments

(whichever is applicable in accordance with paragraphs (a) and (b) above) commencing on the sixtieth (60th) day following your employment termination date.

5.	Compliance with Section 409A. It is the intention of the Company that all payments and benefits under this Offer Letter shall be made and provided in a manner that is either exempt from or intended to avoid taxation under Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”), to the extent applicable. Any ambiguity in this Offer Letter shall be interpreted to comply with Section 409A or an exemption therefrom. To the extent Section 409A applies to any payment or benefit hereunder:

a.	Each amount or benefit payable pursuant to this Offer Letter shall be deemed a separate payment for purposes of Section 409A.

b.	For all purposes under this Offer Letter, any form of the word “termination” (e.g. “terminated”) with respect to your employment, shall mean a separation from service within the meaning of Section 409A and the regulations thereunder.

c.	Neither you nor the Company shall have the right to accelerate or defer the delivery of any payments or benefits under this Offer Letter except to the extent specifically permitted or required by Section 409.

d.	Notwithstanding anything in this Offer Letter to the contrary, in the event the stock of the Company is publicly traded on an established securities market or otherwise and you are a “specified employee” (as determined under the Company’s administrative procedure for such determinations, in accordance with Section 409A) at the time of your termination of employment, any payments under this Offer Letter that are deemed to be deferred compensation subject to Section 409A shall not be paid or commence payment until the earlier of (i) the date of your death or (ii) the first day following the six (6) month anniversary of the date of your termination of employment. If the payment of any amounts under this Offer Letter are delayed as a result of the previous sentence, on the first day following the end of the six (6) month period, the Company shall pay you a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to you under this Offer Letter during such six (6) month period. To the extent permitted under Section 409A, any separate payment or benefit under this Offer Letter or otherwise shall not be “deferred compensation” subject to Section 409A and the six-month delay provided in this clause (c), to the extent provided in the exceptions in Treasury Regulation 1.409A-1(b)(4) and (b)(9) and any other applicable exception or provisions under Section 409A.

e.	All reimbursements and in-kind benefits provided under this Offer Letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All expenses or other reimbursements paid pursuant to this Offer Letter that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that, the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.”

f.

The Company intends that income provided to you pursuant to this Offer Letter will not be subject to taxation under Section 409A. However, the Company does not guarantee any particular tax effect for income provided to you pursuant to this Offer Letter. In any event, except for the

Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to you, the Company shall not be responsible for the payment of any taxes, penalties, interest, costs, fees, including attorneys’ fees, or other liability incurred by you in connection with compensation paid or provided to you pursuant to this Offer Letter.

6.	We also do have conditions of employment (many legally mandated), a few of which we need to highlight for you in this letter.

a.	We require a fully signed and executed At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement. This was signed by you previously, and, your signed copy will be provided to you on or after your last day of employment. In addition, by signing this letter, you confirm that you are under no contractual or other obligations that would prohibit you from, or that would conflict or that are inconsistent with your performing your duties with Coupons.com. Lastly, we fully expect that you will comply with any prior employers’ agreements of this nature or any other obligations you may have to a former employer or otherwise.

b.	All employment with Coupons.com is “at-will,” meaning that either you or Coupons.com may terminate your employment at any time and for any reason or for no reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and Coupons.com regarding this term. Although your job duties, title, compensation and benefits, as well as Coupons.com’s policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and Coupons.com’s Chief Executive Officer.

c.	During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

7.	This letter supersedes and replaces any prior understanding or agreements, whether oral, written or implied, between you and Coupons.com regarding the matters described in this letter. This Offer Letter does not affect your agreement to the Company’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement. This letter and the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement constitute the entire agreement between you and the Company regarding the matters described in this letter.

Very truly yours,

COUPONS.COM INCORPORATED

/s/ Steven R. Boal
By:	Steven R. Boal
Title:	President & CEO

I have read and hereby accept and confirm the terms of my restated Offer Letter as of the date below:

/s/ Shachar Torem

Signature of Shachar Torem

Dated:	2-10-14

Exhibit A

For purposes of this Offer Letter, “Cause” means (i) unauthorized use or disclosure of the confidential information or trade secrets of the Company which is materially injurious to the Company, (ii) any breach of this Offer Letter, the Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Employment Agreement”) between you and the Company, or any other agreement between you and the Company, if the breach is materially injurious to the Company, (iii) conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state, (iv) misconduct which is materially injurious to the Company, or (v) gross negligence in the performance of duties assigned to you, provided that you have been given written notice of such gross negligence by the Company and you fail to cure such gross negligence within 20 days of such notice.